Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
AMONG
PIRAMAL HEALTHCARE, INC.,
MAYFLOWER ACQUISITION CORP.
PIRAMAL HEALTHCARE LTD.
and
MINRAD INTERNATIONAL, INC.
Dated as of December 22, 2008

i

Glossary of Defined Terms

Defined Terms	Defined in Section
Acquisition Proposal	Section 6.02(f)
Adverse Recommendation Change	Section 6.02(d)
Affiliate	Section 9.10(a)
Agreement	Opening Paragraph
Associate	Section 9.10(a)
beneficial ownership	Section 9.10(b)
Business Day	Section 9.10(c)
Certificates	Section 3.02(b)
Closing	Section 1.02
Code	Section 2.05
Company	Opening Paragraph
Company Common Stock	Section 2.01
Company Expenses	Section 8.03(e)
Company Intellectual Property Rights	Section 4.14(b)
Company SEC Documents	Section 4.05(a)
Company Securities	Section 4.02(b)
Company Termination Fee	Section 8.03(b)
Confidentiality Agreement	Section 4.18
Copyright	Section 4.14(a)(ii)
CSA	Section 4.19(a)
DGCL	Recitals
Disclosure Letter	Article IV
Dissenting Shares	Section 3.01
Domain Names	Section 4.14(a)(v)
Effective Time	Section 1.02
Enforceability Limitation	Section 4.03(a)
Environmental Disclosure Requirements	Section 4.13(f)
Environmental Law	Section 4.13(f)
ERISA	Section 4.09(a)
ERISA Affiliate	Section 4.09(a)
Exchange Act	Section 4.04
Existing Policy	Section 6.05(b)
Existing Stock Options	Section 3.04
Existing Warrants	Section 3.05
FDA	Section 4.19(b)
FDCA	Section 4.19(a)
Financial Statements	Section 4.05(a)
Foreign Antitrust Laws	Section 4.04
GAAP	Section 4.05(a)
Governmental Entity	Section 4.04
Hazardous Substance	Section 4.13(f)
Health Care Laws	Section 4.19(g)
HSR Act	Section 4.04
Indemnified Person	Section 6.05(a)
Intellectual Property Rights	Section 4.14(a)
Licensed Rights	Section 4.14(e)

Defined Terms	Defined in Section
Lien	Section 9.10(f)
Loan Documents	Recitals
Material Adverse Effect	Section 9.10(g)
Merger Consideration	Section 2.01
Material Contract	Section 4.16
Maximum Amount	Section 6.05(b)
Merger	Section 1.01
Note Purchase Agreements	Recitals
Option Consideration	Section 3.04
PHSA	Section 4.19(a)
Parent	Opening Paragraph
Parent Expenses	Section 8.03(b)
Parent Termination Fee	Section 8.03(e)
Patent	Section 4.14(a)(iii)
Paying Agent	Section 3.02(a)
Payment Fund	Section 3.02(a)
Permits	Section 4.12
Permitted Liens	Section 9.10(h)
Person	Section 9.10(i)
PHL	Recitals
PH Sub	Opening Paragraph
Plan	Section 4.09(a)
Potential Acquiror	Section 6.02(b)
Preferred Stock	Section 4.02(a)
Preliminary Proxy Statement	Section 6.08
Proceeding	Section 9.03(e)
Proxy Statement	Section 4.07
Regulatory Inquiry	Section 6.09(b)
Real Property Leases	Section 4.15(b)
Release	Section 4.13(f)
Required Company Vote	Section 4.03(b)
Sarbanes-Oxley Act	Section 4.05(a)
SEC	Section 4.05(a)
Securities Act	Section 4.05(a)
Senior Notes	Section 3.06
Shares	Section 2.01
Software	Section 4.14(a)(iv)
Special Meeting	Section 2.04
Stock Option Committee	Section 3.04
Stock Option Plans	Section 3.04
Subsidiary	Section 9.10(j)
Subsidiary Securities	Section 4.02(c)
Superior Proposal	Section 6.02(f)
Surviving Corporation	Section 1.01
Takeover Laws	Section 4.18
Tax	Section 4.11(n)
Tax Return	Section 4.11(n)
Termination Date	Section 8.01(c)
Trademark	Section 4.14(a)(i)
Trade Secret	Section 4.14(a)(vi)
USRPHC	Section 4.11(f)
Voting Agreement	Recitals
Warrant Consideration	Section 3.05

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 22, 2008, among Piramal Healthcare, Inc., (“Parent”), a Delaware corporation, Mayflower Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“PH Sub”), Minrad International, Inc., a Delaware corporation (the “Company”), and (solely with respect to Sections 3.02, 3.06, 6.12, 8.03, 8.04, 8.05 and Article IX) Piramal Healthcare Limited, an Indian public limited company (“PHL”).
RECITALS
          WHEREAS, each of Parent and the Boards of Directors of PH Sub and the Company have determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, their respective stockholders;
          WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by the execution of this Agreement and the consummation of the transactions contemplated hereby and by the Voting Agreement, and recommending that the Company’s stockholders approve the agreement of merger in accordance with the General Corporation Law of Delaware (the “DGCL”)) as contained in this Agreement and the transactions contemplated hereby;
          WHEREAS, concurrently with the execution hereof and in order to induce Parent and PH Sub to enter into this Agreement, Parent is entering into a Voting Agreement dated as of the date hereof (the “Voting Agreement”) with the stockholders of the Company named therein under which each such stockholder is, among other things, agreeing to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth therein;
          WHEREAS, Parent has agreed to make available to the Company, on an arm’s length basis, interim funding from the date of this Agreement for operations of the Company through the Closing on terms and subject to the conditions of this Agreement and the loan, security and related agreements governing such transaction (the “Loan Documents”);
          WHEREAS, concurrently with the execution hereof and in order to induce Parent and PH Sub to enter into this Agreement, Parent is entering into Note Purchase Agreements dated as of the date hereof (collectively, the “Note Purchase Agreements”) with certain holders of notes issued by the Company under which Parent has agreed to acquire and the note holders have agreed to sell the Company notes held by such note holders on the terms and subject to the conditions set forth therein;
          WHEREAS, Parent, PH Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;
          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
          SECTION 1.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, PH Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Minrad

International, Inc.” and shall continue its existence under the laws of Delaware. In connection with the Merger, the separate corporate existence of PH Sub shall cease.
          SECTION 1.02 Consummation of the Merger. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 8.01, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver of all of the conditions set forth in Article VII (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions), at the offices of offices of Waller Lansden Dortch & Davis, LLP, or such other place as the parties may agree. Subject to the provisions of this Agreement, PH Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL, and shall take all such further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the “Effective Time.”
          SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.
          SECTION 1.04 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of the PH Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is Minrad International, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law. The Bylaws of PH Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.
          SECTION 1.05 Directors and Officers. The directors of PH Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified. The officers of PH Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.
ARTICLE II
CONVERSION OF SECURITIES
          SECTION 2.01 Conversion of Shares. Each outstanding share of common stock of the Company, par value $.01 per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (individually a “Share”, and collectively the “Shares”) (other than Shares owned by Parent, PH Sub or any Subsidiary of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10) equal to $0.12, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 3.02. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.
          SECTION 2.02 Cancellation of Treasury Shares. Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective wholly owned subsidiaries shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
          SECTION 2.03 Conversion of Common Stock of PH Sub. Each share of common stock, $.01 par value, of PH Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.
          SECTION 2.04 Stockholders’ Meeting. The Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders as soon as practicable for the purpose of adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement and include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the adoption of the agreement of merger set forth in this Agreement.
          SECTION 2.05 Withholding Taxes. Parent, PH Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Merger as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.
          SECTION 2.06 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or PH Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or PH Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm of record or otherwise any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation, or otherwise to carry out this Agreement.

ARTICLE III
DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS AND WARRANTS;
CONVERTIBLE NOTES
          SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and PH Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.
          SECTION 3.02 Payment for Shares. (a) From time to time after the Effective Time, PHL and Parent shall cause PH Sub to make available to a bank or trust company designated by Parent (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 2.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.
          (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent or PH Sub or any of their respective Subsidiaries and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.
          (c) If any Certificate shall have been lost, stolen or destroyed, upon the making on an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.
          (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 3.01 prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law) unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          SECTION 3.03 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consolidation as provided in this Article III, subject to applicable law in the case of Dissenting Shares.
          SECTION 3.04 Existing Stock Options. At, or immediately prior to the Effective Time, the Board of Directors of the Company or a committee (the “Stock Option Committee”) administering any stock option or similar plan of the Company or under any agreement to which the Company or any of its Subsidiaries is a party for the issuance of an interest in the capital stock of the Company (the “Stock Option Plans”), shall obtain any consents necessary to reflect the cancellation of all outstanding options (whether or not then vested) to acquire Shares under the Stock Option Plans or otherwise, including any contract or covenant to issue options, (the “Existing Stock Options”) that are held by any member of the Board of Directors of the Company or any officer of the Company. In addition, the Stock Option Committee shall obtain any consents necessary and take all appropriate actions (which may include payment of nominal consideration) to effect the cancellation of all Existing Stock Options that are by their terms or applicable law subject to cancellation upon the transactions contemplated by this Agreement, such cancellation to be effective at or immediately prior to the Effective Time. With respect to Existing Stock Options that are not held by members of the Board of Directors or officers of the Company, and are not subject to cancellation by their terms or applicable law, the Stock Option Committee shall use its reasonable best efforts to obtain the consent of the holders of such Existing Stock Options to the cancellation thereof at or immediately prior to the Effective Time; provided that the Stock Option Committee shall obtain the prior consent of Parent before offering any payment of consideration to the holders of such Existing Stock Options. Notwithstanding the foregoing, the Stock Option Committee may offer, at or immediately prior to the Effective Time, to the holder of Existing Stock Options to cancel in exchange for, unless the terms of such Existing Stock Options or Stock Option Plans provide for the payment of a different amount, the right to receive, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (b) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the “Option Consideration”). Payment of the amounts contemplated hereunder shall be made not later than three Business Days after the Effective Time. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option. All administrative and other rights and authorities granted under any Stock Option Plan to the Company, the Board of Directors of the Company or any Committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.
          SECTION 3.05 Warrants. At or immediately prior to the Effective Time, the Board of Directors of the Company shall use its reasonable best efforts to obtain any consents necessary so that substantially all warrants to purchase Shares that are outstanding immediately prior to the Effective Time (the “Existing Warrants”) heretofore granted by the Board of Directors shall be canceled in exchange for the right to receive an amount in cash without interest in respect thereof equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Warrant and (b) the number of Shares subject to such Existing Warrant (such amount being hereinafter referred to as the “Warrant Consideration”). Payment of the Warrant Consideration contemplated hereunder shall be made not later than three Business Days after the Effective Time. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Warrant.
          SECTION 3.06 Senior Notes. At the Effective Time and in connection with the Closing, Parent shall purchase 100% of the outstanding Senior Secured Convertible Notes of the Company, copies of which have been made available to Parent (the “Senior Notes”) in accordance with Section 6.12.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Parent and PH Sub, subject, in the case of each Section of this Article IV, to the information disclosed in corresponding Section of the disclosure letter delivered by the Company to Parent (the “Disclosure Letter”), as follows. Any information disclosed in one Section of the Disclosure Letter shall be deemed, for purposes of the disclosure made by the Company in connection with each Section of Article IV, to have been disclosed in each other Section of the Disclosure Letter provided that such information is disclosed in reasonably sufficient detail so that PH Sub and Parent have fair and adequate notice of such information.
          SECTION 4.01 Organization and Qualification.
          (a) The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all corporate power and authority to own or lease its properties and conduct its business as currently conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any such failures to be so qualified and in good standing have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent and PH Sub accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect for the Company and its Subsidiaries. Except as set forth in Section 4.01(a) of the Disclosure Letter, the Company does not, directly or indirectly, own any interest in any Person other than in the Company’s Subsidiaries.
          (b) Each of the Company’s Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own or lease its properties and conduct its business as currently conducted. Each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any such failures to be so qualified and in good standing have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.01(b) of the Disclosure Letter, no Subsidiary, directly or indirectly, owns any interest in any Person other than in the Company’s Subsidiaries.
          SECTION 4.02 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 Shares and 5,000,000 shares of preferred stock, par value $.25 per share, of which 15,000 shares have been designated as Series A Preferred Stock (the “Preferred Stock”). As of the close of business on the day immediately preceding the date hereof, 49,302,462 Shares were issued and outstanding and no Shares were held in the Company’s treasury, and no Preferred Stock was issued or outstanding. As of such date, there were outstanding Existing Stock Options to purchase an aggregate of 7,471,286 Shares. In addition, as of such date there were Existing Warrants to purchase an aggregate of 5,467,585 Shares, and 15,094,340 shares issuable on conversion of the Senior Notes. Since such date the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into any other agreements or commitments to issue any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of the name of each holder of Existing Stock Options and Existing Warrants, the number of outstanding Existing Stock Options and/or Existing Warrants held by such holder, the grant date of each such Existing Stock Option and/or Existing Warrant, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and/or Existing Warrant and the corresponding exercise price.
          (b) Except for the Existing Stock Options, Existing Warrants and other items listed on Section 4.02(b) of the Disclosure Letter, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.
          (c) Section 4.02(c) of the Disclosure Letter sets forth a list of each Subsidiary of the Company, together with the jurisdiction of incorporation of each such Subsidiary. Except as set forth in Section 4.02(c) of the Disclosure Letter, the Company is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien of any kind other than the pledge by the Company to the Holders (as defined in the Senior Notes) of the Senior Notes of all of the shares of Minrad, Inc., and there are no irrevocable proxies with respect to any such shares Except as set forth in Section 4.02(c) of the Disclosure Letter, each Subsidiary of the Company is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary thereof, free and clear of any Lien of any kind other than the pledge by Minrad, Inc. to the Holders (as defined in the Senior Notes) of sixty-five percent (65%) of the shares of Minrad EU, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company’s Subsidiaries other than those set forth in Section 4.02(c) of the Disclosure Letter (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
          SECTION 4.03 Authority for this Agreement.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to completion of the Merger, the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar legal principles affecting creditors rights generally and by general principles of equity (each, an “Enforceability Limitation”).

          (b) The Board of Directors of the Company has directed that the agreement of merger contained within this Agreement be submitted to the stockholders of the Company for their approval at a meeting to be held for that purpose. The affirmative vote of the holders of a majority of the Company Common Stock as of the record date for the Special Meeting, (the “Required Company Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt the agreement of merger contained within this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote of the stockholders of the Company is required by law, the articles of incorporation or the by-laws of the Company or otherwise in order for the Company to approve and adopt the agreement of merger contained within this Agreement or to consummate the transactions contemplated hereby.
          SECTION 4.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust or competition laws (“Foreign Antitrust Laws”), (ii) for the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (iii) for the filing and recordation of appropriate merger documents as required by the DGCL, (c) except as set forth on Section 4.04(c) of the Disclosure Letter, require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any Lien of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.
          SECTION 4.05 Reports; Financial Statements. (a) The Company has filed with or furnished to (as applicable) the Securities and Exchange Commission (the “SEC”), on a timely basis, all required forms, reports, schedules, statements and other documents since and including January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with, or furnished by the Company to, the SEC, as have been amended since the time of their filing or being furnished, collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents (i) did not (or with respect to the Company SEC Documents filed or furnished after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied (or with respect to the Company SEC Documents filed or furnished after the date of this Agreement, will comply) with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company, (B) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring adjustments that will not be material in amount or effect and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present or, in the case of the Company SEC Documents filed after the date of this Agreement, will fairly present the consolidated financial position and the results of operations and cash flows of the Company and the Company Subsidiaries as of the times and for the periods referred to therein.
          (b) Except as disclosed in the Company SEC Documents, the Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) effective and sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that comply with the requirements under the Sarbanes-Oxley Act. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s Board of Directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2005, no complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints since January 1, 2005, through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of law. The Company has designed and maintains effective disclosure controls and procedures (as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in its filings with the SEC and other public disclosure documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. No independent public accountants of the Company or any Subsidiary of the Company has resigned or been dismissed as independent public accountant of the Company or any Subsidiary of the Company as a result of or in connection with any disagreement with the Company or any Subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors itself pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.
          (c) Except as set forth on Section 4.05(c) of the Disclosure Letter, the Company is in compliance with the applicable listing and corporate governance rules and regulations of NYSE Alternext. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
          (d) Except as set forth on Section 4.05(d) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles, other than such liabilities (i) reflected or reserved against in the Financial Statements of the Company or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2007.
          SECTION 4.06 Absence of Certain Changes. Since December 31, 2007 and except set forth on Section 4.06 of the Disclosure Letter, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect or any change, condition, event or development that is reasonably likely to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of Section 6.01.
          SECTION 4.07 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, PH Sub or any Affiliate of Parent or PH Sub expressly for inclusion therein. The Proxy Statement will comply as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
          SECTION 4.08 Brokers. No Person (other than Barclays, a true and complete copy of whose engagement letter has been furnished to Parent and PH Sub) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.
          SECTION 4.09 Employee Benefit Matters. (a) Section 4.09(a) of the Disclosure Letter sets forth a correct and complete list of all employee benefit plans as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all benefit plans as defined in Section 6039D of the Code and the rules and regulations promulgated thereunder, and all other stock purchase, stock option, equity-based, retention bonus, bonus, incentive compensation, deferred compensation, profit sharing, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, welfare and other employee benefit plans or employment (including severance and change-in-control) agreements, programs, policies or other arrangements (whether formal or informal, oral or written, qualified or non-qualified, and whether or not subject to ERISA), including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, under which any employee, former employee or director (or dependent or beneficiary thereof) of the Company or any ERISA Affiliate (defined below) has any present or future right to benefits or under which the Company or any ERISA Affiliate has any present or future liability (individually, a “Plan” or, collectively, the “Plans”). The term “ERISA Affiliate” means any related company or trade or business that is required to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code or other company, entity or trade or business that has adopted or has ever participated in any Plan, or any predecessor or successor company or trade or business of the Company.
          (b) Neither the Company nor any ERISA Affiliate has been liable at any time for contributions to a plan that is or has been at any time subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. There is no multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) under which any current or former employee of the Company or any ERISA Affiliate has any present or future right to benefits pursuant to such employment or under which the Company or any ERISA Affiliate has any present or future liability. Neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer plan or to a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).
          (c) No event has occurred, and no circumstance exists, in connection with which the Company, any of its Subsidiaries or any Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan, including Section 406, 409, 502(i) or 502(1) of ERISA, or Part 6 of Title I of ERISA, or Section 4971, 4972, 4975, 4976, 4977 or 4980B of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which the Company or any of its Subsidiaries has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.
          (d) With respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which have not been paid have been and will be properly recorded on the books of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance in all material respects with its terms and all applicable laws and regulations, including ERISA and the Code.
          (e) No deduction for federal income tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.
          (f) No Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity.
          (g) The transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any of its Subsidiaries to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other payment which is not deductible for federal income tax purposes under the Code.

          (h) Except as set forth in Section 4.09(h) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not (i) entitle any Person to any benefit under any Plan or (ii) accelerate the time of payment, vesting or funding of, or increase the amount, of any compensation or benefits due to any Person under any Plan.
          (i) Except as disclosed in the Financial Statements, with respect to each Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state law or disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise.
          (j) The Company has delivered to Parent and PH Sub, with respect to each Plan for which the following exists:
          (i) a copy of the annual report, if required under ERISA, with respect to such Plan for the last two years, together with a copy of the financial statements for each such Plan for the last two years if required by ERISA;
          (ii) a copy of the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, all material employee communications relating to such Plan, and, unless the Plan is embodied entirely in an insurance policy to which the Company or any of its Subsidiaries is a party, a true and complete copy of such Plan;
          (iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and
          (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code.
          (k) With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent and PH Sub.
          (l) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time and, as of the Effective Time, there will be no liability of the Company or any of its Subsidiaries under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.
          (m) Except as set forth in Section 4.09(m) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any announced plan or commitment, whether or not legally binding, to create any additional Plans or to amend or modify any existing Plan, and there has been no material change, amendment, modification to or adoption of any Plan since December 31, 2007.

          (n) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization. There are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.
          (o) Neither the Company nor any of its Subsidiaries has violated in any material respect any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the Personal rights of employees, former employees or prospective employees.
          (p) Each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) (i) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (ii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
          SECTION 4.10 Litigation, etc. Except as set forth in Section 4.10 of the Disclosure Letter, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that involve a material claim against the Company or any of its Subsidiaries. None of the claims, suits, proceedings or governmental investigations listed in Section 4.10 of the Disclosure Letter challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Except as set forth in Section 4.10 of the Disclosure Letter, neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree.
          SECTION 4.11 Tax Matters. (a) Except as set forth on Section 4.11(a) of the Disclosure Letter, the Company and its Subsidiaries have timely filed all Tax Returns required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations. All such Tax Returns are true, accurate and complete and accurately set forth all items required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, rules or regulations. Except as set forth on Section 4.11(a) of the Disclosure Letter, the Company and its Subsidiaries have timely paid all Taxes attributable to each of the Company and its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed. The Company has made available to PH Sub complete and accurate copies of all income Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for the taxable years ending 2003 through 2007.
          (b) The Company and its Subsidiaries have made adequate provisions in accordance with GAAP appropriately and consistently applied to each of the Company and its Subsidiaries in the Financial Statements for the payment of all Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
          (c) All federal, state, local and foreign Tax Returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment, for all years through 2004. There is no claim or assessment pending, or, to the Company’s or any of its Subsidiaries’ knowledge, threatened against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable. No claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code, or any similar provision of state, local or foreign law. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiaries.
          (d) Except as set forth in Section 4.11(d) of the Disclosure Letter, the Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security, and employment tax withholding for all types of compensation). In addition, the Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).
          (e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements). In addition, there is no contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part.
          (f) The Company and its Subsidiaries are not United States Real Property Holding Corporations (“USRPHCs”) within the meaning of Section 897 of the Code and were not USRPHCs on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.
          (g) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any of its Subsidiaries has entered into any listed transaction for purposes of Treasury Regulations Sections 1.6011-4(b) or 301.6111-2(b).
          (h) Except as set forth in Section 4.11(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the U.S. Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

          (i) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.
          (j) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes, or (ii) any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
          (k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code. Neither the Company nor any of its Subsidiaries is a partner for U.S. federal, state or local Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal, state or local Tax purposes.
          (l) Except as set forth on Section 4.11(l) of the Disclosure Letter, there are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company and its Subsidiaries under Section 382 through Section 384 of the Code (or any corresponding or similar provisions of applicable law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of applicable law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.
          (m) The prices and terms for the provision of any property or services by or to the Company and its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.
          (n) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, commercial rent, environmental or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to Tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof; and “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          SECTION 4.12 Compliance with Law; No Default. Neither the Company nor any of its Subsidiaries is in conflict with, in default with respect to or in violation of, in any material respect, (a) any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries as of the date of this Agreement, or any property or asset of the Company or any of its Subsidiaries, is bound or affected. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of such Permits.
          SECTION 4.13 Environmental Matters. Except as set forth in Section 4.13 of the Disclosure Schedules,
          (a) The Company and each of its Subsidiaries have been at all times and are in compliance with all applicable Environmental Laws, including having obtained all Permits that are required with respect to the operation of its business, property and assets under such Environmental Laws and all such Permits are in full force and effect.
          (b) There are no past or present conditions or circumstances at, or arising out of, the operations of the Company or any of its current or former Subsidiaries, including but not limited to on-site or off-site Release.
          (c) None of Company nor any of its Subsidiaries has received any notice, request for information, complaint or administrative or judicial order, and there is no investigation, action, suit or proceeding pending nor to the knowledge of the Company, threatened, alleging or asserting liability or potential liability against the Company or any of its Subsidiaries under any Environmental Law or arising from or related to a Release or threatened Release.
          (d) The Company has given Parent and PH Sub access to all reports, studies, analyses, tests or monitoring results pertaining to Hazardous Substances, any Release or any environmental concerns relating to facilities or real property owned or operated (including leased) by the Company or any of its current or former Subsidiaries or concerning compliance with or liability under any Environmental Laws.
          (e) The Company is not required to make any notifications, registrations, and filings pursuant to any Environmental Disclosure Requirements applicable to its assets and the assets of its Subsidiaries.
          (f) For purposes of the foregoing, (i) “Environmental Law” means any statute, law (including common law), ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (A) the protection or preservation of the environment, worker health and safety, human health as it relates to the environment or natural resources, (B) Releases or threatened Releases, (C) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any Hazardous Substance or (D) the physical structure or condition, or appropriate use of a building, facility, fixture or other structure; (ii) “Hazardous Substance” means any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated under any Environmental Law; (iii) “Release” means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the environment; and (iv) “Environmental Disclosure Requirements” means any Environmental Laws requiring notification of the buyer of real property, or notification, registration, or filing with any governmental agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal, or handling of Hazardous Substance on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.
          SECTION 4.14 Intellectual Property.
          (a) The term “Intellectual Property Rights” means all proprietary and other rights, in any jurisdiction, including rights granted under license, in and to the following:
          (i) trademarks, service marks, trade names, trade dress, words, symbols, color schemes, and other indications of origin, in each case whether or not registered (“Trademarks”);
          (ii) writings and other works of authorship, including all copyrights, copyright registrations and applications for registration of copyrights, mask works and moral rights relating to the foregoing, in each case whether or not registered (“Copyrights”);
          (iii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (“Patents”);
          (iv) computer software, including data files, source code, object code, application programming, firmware, algorithms, databases, and all related documentation (“Software”);
          (v) internet domain names and uniform resource locators (“Domain Names”);
          (vi) trade secret and other proprietary or non-public business information, including technical documentation, designs, discoveries, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, know-how agreements and other know-how, marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records, in each case whether or not patentable or copyrightable (“Trade Secret”); and
          (vii) all rights and incidents of interest in and to all noncompetition or confidentiality agreements;
in each case including any and all: (A) claims, causes of action and defenses relating to the enforcement of any of the foregoing, including for past infringement, (B) associated goodwill; and (C) related documentation including registrations, applications, renewals and extensions of any of the foregoing with or by any Governmental Entity.
          (b) The term “Company Intellectual Property Rights” shall mean all Intellectual Property Rights which the Company and its Subsidiaries owns, has rights in or to, or uses in the business of the Company and its Subsidiaries or which are necessary or useful in the conduct of the business of the Company and its Subsidiaries, as currently conducted or currently anticipated to be conducted.
          (c) Section 4.14(c) of the Disclosure Letter sets forth with respect to the Company Intellectual Property Rights: (i) for each Patent, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued and the present status thereof; (ii) for each Trademark, the applicable country, province and/or state, the class of goods covered, and any application serial number or registration number; (iii) for each Domain Name, the registration date, renewal date and name of the registrar; (iv) for each registered Copyright, the number and date of registration for each by country, province and/or state where the underlying work has been registered; (v) for each Trade Secret, the title of the Trade Secret.
          (d) Section 4.14(d) of the Disclosure Letter sets forth with respect to the Company Intellectual Property Rights: (i) for each item of Software owned by Company or a Subsidiary, the title and description, (ii) for each item of Software owned by another Person which is necessary to conduct the business of the Company or any Subsidiary having an annual fee greater than $10,000 or a one time fee greater than $75,000, the title, owner and the expiration/renewal date of the applicable license; and (iii) for each product offered for sale by the Company or any Subsidiary, a list of all third party hardware or software that is incorporated into such product.
          (e) The Company Intellectual Property Rights include and constitute all Intellectual Property Rights necessary or useful for the conduct of the Company’s and its Subsidiaries’ business as presently conducted or is reasonably foreseeable to be conducted. Except as listed on Section 4.14(e) of the Disclosure Letter, the Company or its Subsidiaries either: (i) own all right, title and interest in and to the Company Intellectual Property Rights (which are expressly identified in the Company Intellectual Property Rights listed in Section 4.14(c) of the Disclosure Letter), free and clear of all encumbrances other than encumbrances specifically listed by such Intellectual Property Rights in Section 4.14(c) of the Disclosure Letter, and have the right to use such Intellectual Property Rights in the conduct of the business as presently conducted, including manufacturing of sevoflurane, desflurane, isoflurane and enflurane, without infringing the rights of others; or (ii) have a valid enforceable right or license to use such portion of the Company Intellectual Property Rights which are owned by third parties (which are expressly identified in the Company Intellectual Property Rights listed in Section 4.14(e) of the Disclosure Letter, collectively, “Licensed Rights”), free and clear of all encumbrances other than encumbrances specifically listed by such Intellectual Property Rights in Section 4.14(c) of the Disclosure Letter, and have the right to use such Intellectual Property Rights in the conduct of the business as presently conducted or as is reasonably foreseeable to be conducted. The Licensed Rights will not cease to be valid and enforceable rights of the Company or any of its Subsidiaries by reason of the execution, delivery and performance of this Agreement, by any agreement executed in connection with this Agreement or by the consummation of the transactions contemplated hereby or thereby.
          (f) Except as set forth in Section 4.14(f) of the Disclosure Letter, no written demand or legal proceeding has been instituted or is pending against the Company or a Subsidiary, or to the Company’s knowledge, is threatened, that challenges the right of the Company or a Subsidiary with respect to use or ownership of any of the Company Intellectual Property Rights. Without limiting the foregoing, no interference, opposition, reissue, reexamination, or other proceeding is pending or threatened, in which the scope, validity or enforceability of any of the Company Intellectual Property Rights is being or could reasonably be expected to be contested or challenged. Except as set forth in Section 4.14(f) of the Disclosure Letter, neither the Company nor any of its Subsidiaries have received any notice alleging, or otherwise have any knowledge of (i) the invalidity of, or any limitation on the Company’s or any Subsidiary’s right to use, any of the Company Intellectual Property Rights or (ii) the alleged infringement, misappropriation or breach of any Intellectual Property Rights of others by or on behalf of the Company or any Subsidiary. Neither the Company’s nor any Subsidiary’s use of the Company Intellectual Property Rights nor the conduct of the business of the Company and its Subsidiaries as presently conducted infringes upon, misappropriates, breaches or otherwise conflicts with the Intellectual Property Rights of any other person anywhere in the world. The Company Intellectual Property Rights are not subject to any judgment decree, order, writ, award, injunction or determination of an arbitrator, court or other Governmental Entity affecting the rights of the Company or any Subsidiary with respect thereto. Except as disclosed on Section 4.14(f) of the Disclosure Letter, no Person has interfered with, infringed upon or misappropriated any of the Company Intellectual Property Rights.
          (g) Schedule 4.14(g) of the Disclosure Letter lists each agreement pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property Rights. All of such third Person licenses or rights are in full force and effect and there is no default by the Company or any party thereto. Complete and correct copies of all such third Person licenses or other agreements, and any amendments thereto, have been made available to PH Sub. Except as set forth in Section 4.14(g) of the Disclosure Letter: (i) neither the Company nor any Subsidiary is bound by, and no Company Intellectual Property Rights are subject to, any agreement containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Subsidiary to use, exploit, assert or enforce any Company Intellectual Property Rights anywhere in the world; and (ii) without limiting the foregoing, neither the Company nor any Subsidiary has granted any exclusive licenses to the Company Intellectual Property Rights.
          (h) The Company and its Subsidiaries have taken reasonable and appropriate steps to (i) maintain and protect the Company Intellectual Property Rights, (ii) where applicable, preserve the confidentiality of the Company Intellectual Property Rights, (iii) limit use by and disclosure to any Person of the Company’s or a Subsidiary’s Trade Secrets except pursuant to the terms of a written confidentiality agreement with such Person, and (iv) use and protect Trade Secrets owned by another Person pursuant to the terms of a written agreement with such Person or in another lawful manner. There has been no misappropriation of any Trade Secrets or other confidential Intellectual Property Rights used in connection with the Company’s or any Subsidiary’s business by any Person, including any employee, independent contractor, agent or third party.
          (i) All internally-developed software programs and other intellectual property have been (i) developed by employees of the Company or its Subsidiaries within the scope of their employment or who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements; (ii) developed by independent contractors or agents who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements or (iii) otherwise acquired by the Company or its Subsidiaries from a third party who has assigned all the Intellectual Property Rights it has developed on the Company’s or any of its Subsidiaries’ behalf to the Company or a Subsidiary, as applicable, and the Company is the sole owner of the Copyrights in such software programs including without limitation those used in the Company’s image guidance technology. As applicable, no Software provided as a part of any product sold or distributed by the Company or any Subsidiary is, in whole or in part, subject to the provisions of any open source, quasi-open source or any other agreement obligating the Company or any of its Subsidiaries to make source code available to third parties or to publish source code under any circumstances.
          (j) All certificates of registration and renewal, letters patent and copyright registration certificates and all other instruments evidencing ownership of the Company Intellectual Property Rights are in the possession of the Company or its Subsidiaries. All registrations and applications for Company Intellectual Property Rights owned by the Company or any Subsidiary are registered in the name of the Company or such Subsidiary.

          (k) Neither the Company nor any Subsidiary has made any submission or suggestion to, or otherwise participated in, and is not subject to any agreement with, any standards bodies or other entities that could obligate the Company or a Subsidiary to grant licenses to or otherwise impair its control of Company Intellectual Property Rights. No funding, facilities or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Company Intellectual Property Rights.
          (l) The Company and its Subsidiaries have made commercially reasonable decisions, taking into account the early stage status and financial resources of the Company and its Subsidiaries, with respect to the filing, prosecution and maintenance of all Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries. For each of the patents and patent applications owned by the Company and its Subsidiaries, (i) all inventors have been properly identified and named; (ii) all inventors have executed an assignment of rights to the Company and, at Closing, the Company shall be the sole assignee; and (iii) the USPTO has been provided full disclosure, including prior art (in accordance with 37 C.F.R. § 1.56) and best mode at the time of filing (in accordance with 35 U.S.C. § 112). For each of the patents and patent applications licensed by the Company and its Subsidiaries, (iv) all inventors have been properly identified and named; (v) the USPTO has been provided full disclosure, including prior art (in accordance with 37 C.F.R. § 1.56) and best mode at the time of filing (in accordance with 35 U.S.C. § 112); and (vi) any royalties due to third parties have been fully set forth in Section 4.14(l) of the Disclosure Letter.
          (m) Any filing, registration, issuance, maintenance and renewal fees due in connection with the Company Intellectual Property Rights have been paid on or before the final deadline for paying such fees and all documents, certificates and other material necessary to maintain such Company Intellectual Property have been filed on or before the final deadline for paying such fee with the relevant Governmental Entity. The Company and its Subsidiaries have complied with any and all obligations pertaining to listing any relevant Patents included in the Company Intellectual Property in the FDA Orange Book and have also complied with any and all obligations under the Bayh-Dole Act. Except as set forth in Section 4.14(m) of the Disclosure Letter, no Person has submitted and, to the knowledge of the Company, no Person has indicated any plan to submit, an Abbreviated New Drug Application that includes a certification as defined in 21 U.S.C. 355(j)(2)(A)(vii)(IV) citing any patent listed in the FDA Orange Book for any product marketed by the Company and the Company Subsidiaries.
          (n) Without limiting the foregoing, except pursuant to the licenses listed in Section 4.14 of the Disclosure Letter which are additionally specifically identified under Section 4.14(n) of the Disclosure Letter and except for Royalties that may be payable under the Minrad Patent and Inventions Policy that was previously in effect for the Company and its Subsidiaries (a copy of which has been made available to PH Sub), neither the Company nor any of its Subsidiaries have any obligation to compensate or account to any Person an amount in excess of $50,000 for the use of the Intellectual Property Rights used by the Company or any of its Subsidiaries in the conduct of the Company’s and its Subsidiaries’ business.
          SECTION 4.15 Real Property; Properties and Assets. (a) Section 4.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) the mortgages and other encumbrances granted to the Senior Note holders, (ii) those reflected or reserved against in the most recent balance sheet of the Company included in the Company SEC Documents, (iii) Taxes and general and special assessments not in default and payable without penalty and interest and (iv) other Liens which do not materially interfere with the Company’s or such

Subsidiary’s use and enjoyment of such real property or materially detract from or diminish the value thereof.
          (b) Section 4.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore delivered to Parent and PH Sub true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default on the part of the Company or any such Subsidiary exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) those reflected or reserved against in the balance sheet of the Company dated as of June 30, 2008 and included in the Company SEC Documents, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other Liens which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof.
          (c) Except as set forth on Section 4.15(c) of the Disclosure Letter, the Company and each of its Subsidiaries has (i) good and valid title to all of the material properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Documents, and to the knowledge of the Company, free and clear of any material Liens other than Permitted Liens, except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet and (ii) a valid leasehold interest, license or other comparable contract of use in all material properties and assets (in each case, tangible or intangible) reflected as leased on such balance sheet, and to the knowledge of the Company, free and clear of any material Liens other than Permitted Liens, except for such leases, licenses or comparable contracts terminated in the ordinary course of business consistent with past practice since the date of such balance sheet.
          SECTION 4.16 Material Contracts. Section 4.16 of the Disclosure Letter lists, and the Company has made available to Parent and PH Sub true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (including with respect to Personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound which (a) involves or could involve aggregate payments of more than $100,000, (b) would be required to be filed with the SEC under Regulation S-K of the Exchange Act, (c) is or could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (d) restricts or limits in any way the ability of the Company or any of its Subsidiaries to conduct business, (e) is a confidentiality or standstill agreement, (f) would prevent or impair the Company’s ability to consummate the Merger, (g) that provides for indemnification by the Company or any of the Company’s Subsidiaries to any Person, (h) that was not negotiated and entered into on an arm’s-length basis, (i) that could require the disposition of any material assets or line of business of the Company or any of the Company’s Subsidiaries (or, after the Effective Time, Parent or its affiliates), (j) that grants “most favored nation or customer” status that, following the Merger, would apply to Parent or its affiliates, (including the Company and the Company’s Subsidiaries), (k) that prohibits or limits the right of the Company or any of the Company Subsidiaries (or, after the Effective Time, Parent or its affiliates) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property Rights; (l) that is between the Company or any of the Company’s Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, (m) that contains a put, call or similar right pursuant to which the Company or any of the Company’s Subsidiary (or, after the Effective Time, Parent or its affiliates) could be required to purchase or sell, as applicable, any equity interests of any Person, or (n) that is a loan or credit agreement, mortgage, promissory note, indenture or other contract evidencing indebtedness for borrowed money by the Company or any of the Company’s Subsidiaries (each, a “Material Contract”). Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such default. Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary, as applicable.
          SECTION 4.17 Related Party Transactions. No director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any direct or indirect interest of any kind (other than the ownership of less than 1% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, Affiliate or Associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company of any of its Subsidiaries, (ii) engaged in a business related to the business of the Company or any of its Subsidiaries or (iii) participated in any transaction to which the Company or any of its Subsidiaries is a party or (c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.
          SECTION 4.18 State Takeover Statutes Inapplicable. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of Section 203 of the DGCL and any other “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state (collectively, “Takeover Laws”). The Company Board has consented to the making of any offer and proposal, and the taking of any other action by Parent and PH Sub in connection with this Agreement, and the transactions contemplated hereby in accordance with the terms of the confidentiality agreement dated June 27, 2008 between Parent and the Company (the “Confidentiality Agreement”).
          SECTION 4.19 Regulatory Compliance. Except as set forth in Section 4.19 of the Disclosure Letter:
          (a) Each Company product that is subject to the jurisdiction of the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), the Controlled Substances Act, as amended (the “CSA”), and the regulations promulgated thereunder or similar laws, rules and regulations in any foreign jurisdiction, is being developed, manufactured, stored, tested, marketed, promoted, and/or distributed in compliance with all applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar laws, rules and regulations in any foreign jurisdiction;
          (b) Except as set forth in Section 4.19(b) of the Disclosure Letter, all manufacturing operations relating to the Company products and conducted by, or on behalf of, the Company and any Subsidiary of the Company have been and are being, to the extent required by applicable law, conducted in compliance with the Federal Food and Drug Administration (the “FDA”) regulations for current Good Manufacturing Practice, including but not limited to 21 C.F.R. Parts 210, 211, and 820, and applicable guidance documents, as amended from time to time, and all applicable similar requirements in other jurisdictions;
          (c) All pre-clinical and clinical studies relating to Company products conducted by or on behalf of the Company and any Subsidiary of the Company have been, or are being, conducted in compliance with the requirements of the FDA’s Good Laboratory Practice regulations and FDA’s guidance on Good Clinical Practice and the conduct of clinical trials , as set forth in regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312, 512, 812 and applicable FDA guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects and, to the extent it would not reasonably be expected to result in a material liability to the Company, the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services. The Company has not received any notice that the FDA or any state or federal government authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug Application or Investigational Device Exemption Application sponsored by or on behalf of the Company or otherwise restrict the preclinical research on or clinical study of any Company product;
          (d) All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for marketing authorization from the FDA or other Governmental Entity relating to the Company or any Company Subsidiary, and its respective business and Pharmaceutical Products, when submitted to the FDA or other Governmental Entity, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been or are in the process of being submitted to the FDA or other Governmental Entity;
          (e) Except as set forth in Section 4.19(e) of the Disclosure Letter, no Company product has been voluntarily recalled, suspended or discontinued by the Company or any Subsidiary of the Company at the request of the FDA or any other Governmental Entity, nor has the Company or any Subsidiary of the Company received any notice from the FDA or any other Governmental Entity that it is not in compliance with applicable requirements under FDCA, the PHSA, the CSA and the regulations promulgated thereunder or similar laws, rules and regulations in any foreign jurisdiction, including verbal notice or notice in the form of inspectional observations in a Form FDA-483, warning letter, or any other writing; nor has the Company or any Subsidiary of the Company received any notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Company product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Company product;
          (f) No officer, employee or agent of the Company or any Subsidiary of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Subsidiary of the Company has employed or used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations in connection with a Company product, and neither the Company nor any Subsidiary of the

Company, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations;
          (g) Neither the Company nor any Subsidiary of the Company, nor any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted or would reasonably be expected to result in any material violation of the Federal Antikickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), , the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the FDCA (21 U.S.C. §§ 301 et seq.), the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), the regulations promulgated pursuant to such Laws, and any other similar Law or guidance, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment owed by Company or any Subsidiary of the Company, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the PHSA (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs (collectively, “Health Care Laws”). None of the Company or any Subsidiary of the Company has received any written notification, correspondence or any other written communication from any Governmental Authority, including, without limitation, the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General, of potential or actual material non-compliance by, or liability of, the Company or any Subsidiary of the Company, under any Health Care Laws;
          (h) The Company, its Subsidiaries and their respective employees are in compliance with the U.S. Foreign Corrupt Practices Act, as amended, including without limitation the books and records provisions thereof; and
          (i) The Company and its Subsidiaries are in compliance in all respects with the U.S. export laws and regulations, including, but not limited to, the International Traffic in Arms Regulations, the FDA, if applicable, and the Export Administration Regulations, and including but not limited to compliance with all regulations, orders and licensing requirements relating to the exportation or reexportation of goods or technology to any sanctioned country. Except as set forth in Section 4.19(i) of the Disclosure Letter, neither the Company nor its Subsidiaries have since January 1, 2005, nor are they are currently, transacting business with any Person identified as a Specifically Designated National or Blocked Person by the Office of Foreign Assets Control of the U.S. Treasury Department or listed on either the Denied Person list or Entity List of the Bureau of Industry and Security of the U.S. Department of Commerce.
          SECTION 4.20 Required Vote of Company Stockholders. The only vote of the stockholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the Required Company Vote. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger.

ARTICLE V
REPRESENTATIONS AND
WARRANTIES OF PARENT AND PH SUB
          Parent and PH Sub represent and warrant to the Company as follows:
          SECTION 5.01 Organization and Qualification. Each of Parent and PH Sub is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of PH Sub is owned directly or indirectly by Parent.
          SECTION 5.02 Authority for this Agreement. Each of Parent and PH Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and PH Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and PH Sub. This Agreement has been duly and validly executed and delivered by Parent and PH Sub and constitutes a legal, valid and binding agreement of each of Parent and PH Sub, enforceable against each of Parent and PH Sub in accordance with its terms except as such enforceability may be limited by any Enforceability Limitation.
          SECTION 5.03 Proxy Statement. None of the information supplied by Parent, PH Sub or any Affiliate of Parent or PH Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          SECTION 5.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or PH Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or PH Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, and Foreign Antitrust Laws, if applicable, (ii) for the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) for the filing and recordation of appropriate merger documents as required by the DGCL or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or PH Sub to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or PH Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or PH Sub to consummate the transactions contemplated hereby or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, PH Sub or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not have, individually or in the aggregate, a material adverse effect on the ability of Parent or PH Sub to consummate the transactions contemplated hereby.

          SECTION 5.05 Brokers. No Person (other than UBS Securities LLC, as financial advisor to Parent and PH Sub) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent, PH Sub, any of their respective Subsidiaries or any of their respective officers, directors or employees.
          SECTION 5.06 No Financing Contingency. Each of Parent and PH Sub acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding Parent’s or PH Sub’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement or the satisfaction with the terms of any financing. With respect to any financing to be incurred by Parent or PH Sub in connection with the transactions contemplated by this Agreement, Parent has delivered to the Company true, complete and correct copies of all commitment letters (the “Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein. The Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent and the other parties thereto.
          SECTION 5.07 Operations of PH Sub. PH Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
          SECTION 5.08 No Additional Representations. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND PH SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANYONE OR MORE OF THE FOREGOING.
ARTICLE VI
COVENANTS
          SECTION 6.01 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and its Subsidiaries, and the Company will promptly advise Parent and PH Sub in writing of any material change in the Company’s or any of its Subsidiaries’ condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this

Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:
          (a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options;
          (b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;
          (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly owned Subsidiaries with regard to their capital stock);
          (d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities (other than any acquisition of assets in the ordinary course of business consistent with past practice) or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $50,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice, (ii) enter into a Material Contract or terminate or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (iii) appoint any Person as an exclusive distributor of the Company’s products;
          (e) other than indebtedness provided by PH Sub or its Affiliates, incur or assume any long term debt or short term debt except for trade payables incurred in the ordinary course of business consistent with past practice;
          (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;
          (g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);
          (h) change any of the accounting methods, principles or practices used by it except as required by United States generally accepted accounting principles;
          (i) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability;
          (j) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);
          (k) grant any stock-related, performance or similar awards or bonuses;
          (l) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;
          (m) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to Persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in an increase in benefits or compensation expense of the Company);
          (n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company;
          (o) enter into, amend, or extend any collective bargaining or other labor agreement, or implement any reduction in labor force, layoff, early retirement program, severance program or other effort concerning termination of Company employees other than routine terminations;
          (p) adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement, except to the extent required by law or as requested by Parent pursuant to Section 6.06(b);
          (q) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the Financial Statements or incurred in the ordinary course of business subsequent to that date;
          (r) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate at, or as of any time prior to, the Effective Time, or that would impair the ability to consummate the Merger in accordance with the terms hereof or delay such consummation;
          (s) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the meeting contemplated by Section 2.04; or
          (t) agree in writing or otherwise to take any of the foregoing actions.
     Notwithstanding anything to the contrary in this Section 6.01, the Company and its Subsidiaries, upon receipt of the written consent of Parent, which consent will not be unreasonably withheld, may take such actions which the Board of Directors of the Company believes are in the best interests of the Company and its Subsidiaries to conserve capital and reduce expenditures (whether or not such expenditures were included in any budget, forecasts or projections), including with respect to the number of people it employs, the research and development efforts that it pursues, the regulatory and intellectual property filings and related actions that it undertakes, the accounts payable that it pays and the capital expenditures that it makes, including but not limited to with respect to the Company’s image guidance business and its conscious sedation development efforts.
          SECTION 6.02 No Solicitation. (a) The Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, financial advisors, attorneys, accountants, brokers and other agents), agents and Affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any action to assist or facilitate, any Person or group in respect of, any Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with Section 6.02(d) and the prior execution by such Person or group of a confidentiality agreement substantially in the form of the Confidentiality Agreement, the Company may furnish information to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company determines constitutes a Superior Proposal if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law.
          (b) The Company will immediately (and in any event within 24 hours) notify Parent and PH Sub, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will immediately communicate to Parent and PH Sub the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and any other terms of such request, inquiry or Acquisition Proposal. Such notification shall include copies of any written communications received from the Potential Acquiror. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or Affiliates) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a current basis of any developments with respect thereto.
          (c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent, PH Sub or any of their respective Affiliates or Associates conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 60 days that the Company is no longer seeking the making of any Acquisition Proposal.
          (d) Unless and until this Agreement has been terminated in accordance with Section 8.01, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or PH Sub, the approval or recommendation of the Merger as set forth in Section 2.04 (an “Adverse Recommendation Change”), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Without limiting any other rights of Parent and PH Sub under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Merger or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing Takeover Laws and the Confidentiality Agreement to be inapplicable to, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.
          (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act.
          (f) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets of, or at least 20% of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any unsolicited, bona fide Acquisition Proposal made in writing in respect of which the Board of Directors of the Company has reasonably determined in good faith (A) that the Potential Acquiror has the financial wherewithal to consummate such Acquisition Proposal without having to obtain new financing other than financing as to which it has obtained binding commitments from reputable sources, (B) after receiving the opinion of its independent financial advisors to such effect, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Merger and (C) after receiving the advice of its outside counsel to such effect, that such Acquisition Proposal is reasonably likely to be consummated without unreasonable delay.
          SECTION 6.03 Access to Information. (a) From and after the date of this Agreement, the Company will (i) give Parent and PH Sub and their authorized accountants, investment bankers, counsel and other representatives complete access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities, including third-party facilities under contract with the Company, and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or PH Sub may reasonably request, (ii) permit Parent and PH Sub to make such inspections as they may require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and PH Sub with such financial and operating data and other information with respect to the business, properties and Personnel of the Company and its Subsidiaries as Parent or PH Sub may from time to time request and (iv) furnish promptly to Parent and PH Sub a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws.
          (b) Information obtained by Parent or PH Sub pursuant to Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement.
          SECTION 6.04 Reasonable Best Efforts.
          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and PH Sub shall use its reasonable best efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger or the Voting Agreements and the transactions contemplated hereby and (ii) Parent, PH Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

          (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto. If any administrative or judicial action or proceeding is instituted or threatened to be instituted by one or more governmental entities challenging the Merger as violative of the HSR Act or any other competition law, Parent and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to contest such action or proceeding. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.04(b), each of the Company and Parent agree to promptly provide to governmental entities non-privileged information and documents that are necessary to permit consummation of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Antitrust Entity, provided that it shall keep the Company informed and shall afford the Company a reasonable opportunity to participate therein. The Company shall not initiate any meeting or discussion with, or make any submission to, any Governmental Antitrust Entity with respect to any filings, applications, litigation, investigation, or other inquiry or proceeding regarding the Merger or filings under any pre-merger notification rules or in connection with any actual or threatened claim or proceeding unless Parent has approved in advance such initiation and the circumstances of such meeting, discussion or the content and submission of any such filing.
          (c) Nothing in this Agreement shall obligate Parent, PH Sub or any of their respective Subsidiaries or Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries in the United States or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries in the United States.
          SECTION 6.05 Indemnification and Insurance.
          (a) From and after the Closing, Parent shall, and shall cause the Surviving Corporation to (including by providing funding), to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise (each, an “Entity”) at the request of the Company or any Subsidiary (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time related to the fact that such Person was a director or officer of the Company or any of its Subsidiaries or served as a director, officer, member, trustee or fiduciary of another Entity at the request of the Company or any Subsidiary. The foregoing shall include an obligation of Parent and the Surviving Corporation to advance attorneys’ fees and expenses prior to the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law. Parent and PH Sub agree that all rights to indemnification existing in favor of Indemnified Person of the Company or any of its Subsidiaries as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years.
          (b) For a period of not less than six years after the Effective Time, the Surviving Corporation shall maintain in effect the existing policy of officers’ and directors’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to PH Sub prior to the date of this Agreement (the “Existing Policy”), or purchase an extended reporting period policy (tail) to the Existing Policy; provided, however, that (a) the Surviving Corporation may substitute therefor policies issued by an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Existing Policy, and (b) the Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of an amount which equals 150% of the last annual premium of the Existing Policy on the date hereof (the “Maximum Amount”). In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds the Maximum Amount, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Amount.
          (c) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, any Indemnified Person or any Entity referred to in clause (a) of this Section 6.05 (whether or not parties to this Agreement).
          SECTION 6.06 Employee Matters (a) Prior to the Effective Time, except for Stock Option Plans or as otherwise set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 4.09(a) of the Disclosure Letter.
          (b) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any plan, other than the Stock Option Plans, maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase from the Company or any of its Subsidiaries of Company Securities or Subsidiary Securities. If requested by Parent, the Company hereby covenants and agrees to amend, merge, terminate or take any other action with respect to the Plans, including but not limited to (i) causing any Plan to spin-off or transfer the accrued aggregate account balances to a plan or plans specified by Parent; (ii) take all steps necessary to accomplish such requests, including terminating any Plan; (iii) provide all required notices to Plan participants, beneficiaries and appropriate Governmental Entities; (iv) adopt all necessary resolutions and Plan amendments in order to accomplish such requests; and (v) provide to Parent satisfactory evidence of such actions.
          (c) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the

Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.
          (d) No later than two Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and PH Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and PH Sub to make reasonable revisions thereto.
          (e) At the Effective Time, Parent shall cause the Surviving Corporation to establish a retention pool in the amount of $500,000 under the Company’s Management Incentive and Retention Plan and to pay, when due, all amounts owing to any eligible Participating Manager as provided therein and allocated among the Participating Managers by the compensation committee of the Company’s Board of Directors not less than 10 days prior to Closing.
          (f) The Parent shall cause the Surviving Corporation to pay 2008 incentive bonuses to all of those employees entitled to receive them, including but not limited to David DiGiacinto, Charles Trego, Karen Sonnhalter, Kirk Kamsler, Michael Teague and Dennis Goupil, to the extent the incentives established for such bonuses are achieved within the time periods established.
          SECTION 6.07 Takeover Laws. The Company shall take all reasonable steps to (a) exclude the applicability of, or to assist in any challenge by Parent or PH Sub to the validity, or applicability to the Merger or any other transaction contemplated by this Agreement of any Takeover Laws, or (b) take all such lawful actions as are reasonably necessary to eliminate or minimize the effects of any applicable Takeover Laws on the transactions contemplated by this Agreement.
          SECTION 6.08 Proxy Statement. The Company will, as promptly as practicable, and in no event later than January 7, 2009, file with the SEC a preliminary Proxy Statement (the “Preliminary Proxy Statement”) in connection with the vote of the stockholders of the Company with respect to the Merger. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and PH Sub with, and consult with Parent and PH Sub regarding, any comments that may be received from the SEC or its staff with respect thereto, subject to the prior review and approval of Parent and PH Sub (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC, and shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date (but in no event later than two Business Days after the SEC shall have informed the parties that it has no comments or no further comments) thereto and shall use its best efforts to obtain the necessary approval of the Merger by its stockholders.
          SECTION 6.09 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent and PH Sub, and Parent or PH Sub, as the case may be, shall give prompt notice to the Company, of the occurrence, or non occurrence, of any event the occurrence, or non occurrence, of which is likely (i) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (ii) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
          (b) Without limiting any other right or obligation under this Agreement, prior to the Effective Time, the Company shall (i) give Parent prompt notice of the making or commencement of any request, inquiry, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action by the FDA or any other applicable Governmental Entity that would reasonably be expected to be material to the Company, any Subsidiary of the Company or any of their respective businesses or products (a “Regulatory Inquiry”), (ii) keep Parent reasonably informed as to the status of any such Regulatory Inquiry; (iii) promptly inform Parent of any communication to or from the FDA or any other applicable Governmental Entity in connection with any Regulatory Inquiry, and (iv) consult and cooperate reasonably with Parent and consider in good faith the views of Parent in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, document, opinion or proposal made or submitted to the FDA or any other applicable Governmental Entity in connection with any Regulatory Inquiry; and
          (c) Without limiting any other right or obligation under this Agreement, prior to the Effective Time, the Company shall keep Parent reasonably informed as to the status of any material preclinical studies, clinical trials and other studies and tests conducted by or on behalf of the Company or any Subsidiary of the Company, including with respect to any material development, hurdle, outcome or results related thereto, and consult with Parent and consider in good faith the views of Parent in connection with the initiation of, or the commencement of any material change to the conduct of, or termination of, any such material preclinical studies, clinical trials or other studies or tests.
          SECTION 6.10 Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and PH Sub copies of each such report filed with the SEC. As of their respective dates, such forms, reports and documents shall comply with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.
          SECTION 6.11 Press Releases. Parent, PH Sub and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except that a party may, without prior written consent, issue such press release as may be required by any applicable legal NYSE Alternext requirement if it has used commercially reasonable efforts to consult with the other party but has been unable to do so prior to the time such press release or public statement is so required or issued or made.
          SECTION 6.12 Purchase of Senior Notes. At the Closing and as of the Effective Time, Parent shall purchase from each holder of the

Senior Notes all of the outstanding obligations of the Company pursuant to each Senior Note in accordance with the Note Purchase Agreements executed concurrently with this Agreement.
          SECTION 6.13 Financing. The Company shall use commercially reasonable efforts to cooperate with Parent in its efforts to consummate financing in connection with the transactions contemplated by this Agreement. Such commercially reasonable efforts shall include, to the extent reasonably requested by Parent and at Parent’s expense, (a) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (b) providing information to Parent for its preparation of any confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing, (c) cooperation with the marketing efforts of Parent and its financing sources for such financing, including reasonable participation in management presentation sessions, “road shows” and sessions with rating agencies, (d) providing assistance in obtaining any consents of third parties necessary in connection with such financing, (e) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing Liens securing such indebtedness, in each case to take effect at, or proximate to, the Effective Time, (f) cooperation with respect to matters relating to pledges of collateral to take effect at, or proximate to, the Effective Time in connection with such financing, (g) assisting Parent in obtaining legal opinions to be delivered in connection with such financing, (h) assisting Parent in securing the cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of accountants’ comfort letters, and (i) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the commitment letter relating to such financing within the time periods required thereby. Notwithstanding anything to the contrary contained in, or implied by, this Section 6.13, neither the receipt of financing by the Parent or the PH Sub (or any affiliate thereof), nor the approval by the Parent or PH Sub (nor any Affiliate thereof) of, or satisfaction with, the terms of any such financing shall be a condition to the obligation of the Parent and the PH Sub to perform their obligations under this Agreement.
          SECTION 6.14 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE Alternext to enable the de-listing by the common stock of the Surviving Corporation from the NYSE Alternext and the deregistration of the common stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
          SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:
          (a) The plan of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law;
          (b) No statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against

Parent, PH Sub or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal; and
          SECTION 7.02 Conditions to the Obligations of the Parent and PH Sub. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable Law:
          (a) (i) The representations and warranties of the Company (other than the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 hereof, collectively, the “Fundamental Warranties”) contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and as of the Effective Time as though made as of the Effective Time (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date) and except as would not have a Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in the Fundamental Warranties, to the extent qualified by materiality, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and as of the Effective Time as though made as of the Effective Time.
          (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.
          (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a) and 7.02(b).
          (d) All authorizations, consents or approvals of a Governmental Entity required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (e) The Company shall have obtained the consents and approvals set forth in Section 4.04(c) of the Disclosure Letter, except those for which the failure to obtain such consents or approvals does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (f) There shall not have occurred any change, condition, event or development that has had, individually or in the aggregate, a Material Adverse Effect.
          SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

          (a) The representations and warranties of Parent and PH Sub contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent or PH Sub pursuant to this Agreement, to the extent qualified by a materiality or Material Adverse Effect qualification, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and as of the Effective Time as though made as of the Effective Time (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).
          (b) Parent and PH Sub shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.
          (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the fulfillment of the conditions specified in Section 7.03(a) and 7.03(b).
ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER
          SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by PH Sub):
          (a) by mutual written consent of the Company and Parent;
          (b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Voting Agreements and such order, decree, ruling or other action shall have become final and non appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action and shall not be in violation of Section 6.04;
          (c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on the date that is 120 days following the date of this Agreement (such date and time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;
          (d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.02(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.02(b) would not be satisfied (in either case, other than as a result of a breach by Parent or PH Sub of any of their respective obligations under this Agreement that would cause the conditions set forth in Section 7.02 to not be satisfied) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the second day preceding the Termination Date);
          (e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.03(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.03(b) would not be satisfied (in either case, other than as a result of a breach by the Company of any of its obligations under this Agreement that would cause the conditions set forth in Section 7.03 to not be satisfied) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the earlier of the second day preceding the Termination Date;
          (f) by Parent, if (i) the Board of Directors of the Company or any committee thereof shall have made an Adverse Recommendation Change, (ii) the Board of Directors of the Company shall have failed to include a recommendation in the Proxy Statement that the Company’s stockholders approve the Merger or (iii) there shall have occurred an intentional breach of any material term of Section 6.02 by any of the directors of the Company, the Company’s chairman, chief executive officer or chief financial officer or by the Company’s senior banking advisors at Barclays;
          (g) by the Company if (i) the Company has complied with its obligations under Section 6.02, (ii) the Company has given Parent and PH Sub at least three Business Days advance notice of its intention to accept or recommend a Superior Proposal and of all of the terms and conditions of such Superior Proposal, (iii) the Company’s Board of Directors, after taking into account any modifications to the terms of the Merger proposed by Parent and PH Sub after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal and (iv) the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the stockholders of the Company under applicable law; provided that the termination described in this Section 8.01(g) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 8.03 including, without limitation, the Company Termination Fee; or
          (h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Required Company Vote at the Special Meeting (or any reconvened meeting after any adjournment or postponement thereof); or
          (i) by the Company, if all of the conditions set forth in Sections 7.01 and 7.02 (other than the condition in Section 7.02(c)) have been satisfied and Parent has failed to consummate the Merger no later than 10 calendar days after the satisfaction of the conditions set forth in Sections 7.01 and 7.02.
          SECTION 8.02 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01, this Agreement, except for the provisions of Sections 6.03(b), 8.02, 8.03 and Article IX, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any willful and material breach of this Agreement.

          SECTION 8.03 Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. For clarification, at the Closing, the Parent and PHL will pay, or will cause the Surviving Corporation, to pay up to $800,000 to settle all the fees and expenses of Barclays as provided in their engagement letter dated May 28, 2008, as modified by the letter, dated as of the date of this Agreement, and $200,000 to settle all legal fees and expenses of the Company’s legal advisors in connection with the transactions contemplated by this Agreement that were not paid as of the date of this Agreement or are incurred after the date of this Agreement.
          (b) In the event that this Agreement is terminated (i) pursuant to Section 8.01(d) and either (A) prior to such termination an Acquisition Proposal (other than the Merger contemplated by this Agreement) shall have been made or publicly announced or (B) within 12 months thereafter an Acquisition Proposal shall have been consummated or the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal, (ii) pursuant to Section 8.01(g) or (iii) pursuant to Section 8.01(f), then the Company shall reimburse Parent for the out-of-pocket fees and expenses of Parent and the PH Sub (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Merger, this Agreement, the transactions contemplated hereby and any related financing in an amount not to exceed $1.2 million (collectively “Parent Expenses”) and pay Parent a termination fee of $1.2 million (the “Company Termination Fee”) in immediately available funds by wire transfer to an account designated by Parent. If such amounts become payable pursuant to clause (i)(A), (ii) or (iii) of this Section 8.03(b), they shall be payable simultaneously with and as a condition to such termination (in the case of a termination by the Company) or within one Business Day thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (i)(B) of this Section 8.03(b), they shall be payable simultaneously with the earlier of completion of such Acquisition Proposal and the Company’s entering into such a definitive agreement.
          (c) In addition, in the event this Agreement is terminated pursuant to Section 8.01(d) or Section 8.01(h), in either case under conditions in which the Company Termination Fee is not payable, then the Company shall promptly (and in any event with one Business Day after such termination) reimburse Parent for Parent Expenses in immediately available funds by wire transfer to an account designated by Parent.
          (d) For purposes of this Section 8.03, this Agreement shall be deemed terminated by Parent pursuant to a provision giving rise to the obligation to pay the Company Termination Fee or Parent Expenses if at the time of any termination hereunder Parent was so entitled to terminate this Agreement pursuant to such provision.
          (e) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(i), PHL shall cause Parent or PH Sub to pay the Company a termination fee equal to $1.2 million (the “Parent Termination Fee”) together with the out-of-pocket printing fees, filing fees, and fees of the Company’s legal and financial advisors related to the Merger and the transactions contemplated by this Agreement in an amount not to exceed $1.2 million (the “Company Expenses”). The Parent Termination Fee and the Company Expenses shall be payable in immediately available funds by wire transfer to an account designated by the Company within one Business Day after notice from the Company. In no event shall Parent, PH Sub or PHL be required to pay the Parent Termination Fee on more than one occasion.
          (f) (i) Except for its rights under Section 8.03(f)(iii) below and except for its rights under Section 8.02, the Company’s right to receive payment of the Parent Termination Fee and the

Company Expenses shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, PH Sub, PHL or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers or Affiliates for the loss suffered as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of Parent, PH Sub, PHL or any of their former, current or future general or limited partners, stockholders, managers, members, directors, officers or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
          (ii) Except for its rights under Section 8.02, Parent’s right to receive payment from the Company of the Parent Expenses and the Company Termination Fee shall be the sole and exclusive remedy of Parent and PH Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates for the loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company, its Subsidiaries or Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
          (iii) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s and PHL’s obligations under this Agreement pursuant to Section 9.03 of this Agreement subject to the satisfaction of any conditions to such obligations contained in this Agreement. For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee and Company Expenses except for a breach covered by Section 8.02 and (B) while the Company may pursue either or both a grant of specific performance of the type provided by the preceding sentence and the payment of the Parent Termination Fee and Company Expenses under Section 8.03(e), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and any monetary damages, including all or any portion of the Parent Termination Fee and Company Expenses.
          SECTION 8.04 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and PH Sub, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
          SECTION 8.05 Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and PH Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. PHL agrees that any action taken by Parent and PH Sub hereunder will not release it from any obligation it has under this Agreement.

          (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01 Survival of Representations and Warranties. The representations and warranties made in Articles IV and V and the covenants of the parties hereunder to be performed prior to Closing shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.
          SECTION 9.02 Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or PH Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or PH Sub, as the case may be, of its obligations hereunder.
          SECTION 9.03 Waiver of Jury Trial; Enforcement of the Agreement; Jurisdiction.
          (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.03.
          (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith. Any action or proceeding for any such remedy shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each Party waives any requirements for the securing or posting of any bond in connection with any such remedy. The parties further agree that (i) by seeking the remedies provided for in this Section 9.03(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party and not otherwise specifically waived under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.03(b) are not available or otherwise are not granted and (ii) nothing contained in this Section 9.03(b) shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.03(b) before exercising any termination right under Article VIII (and pursing damages after such termination) not shall the commencement of any Action pursuant to this Section 9.03(b) or anything contained in this Section 9.03(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
          (c) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in accordance with Section 9.05 or in such other manner as may be permitted by law, of copies of such process to such Party, and nothing in this Section 9.03(c) shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other require for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware court of Chancery (or, only if the Delaware court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of Parent, PH Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suite on the judgment or in any other manner provided by Law.
          (d) PHL hereby irrevocably appoints the Persons listed under Waller Lansden Dortch & Davis, LLP in Section 9.05 as agent for service of process, to receive on behalf of PHL service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees that process may be served on such persons by the methods provided for giving notice in Section 9.05.
          (e) PHL agrees that, if PHL does not appear or defend itself in any action or proceeding brought by the Company to enforce PHL’s obligations under this Agreement (“Proceeding”) or if it withdraws from, or discontinues its defense of, any such Proceeding at any time, then, without limiting any other rights that the Company may have under this Agreement, or otherwise at law or in equity: (i) the Company shall have the right to introduce this Agreement into evidence for purposes of seeking enforcement of such obligations; (ii) the Delaware court in any such action shall be entitled to enter a judgment and/or grant an order in favor of the Company enforcing PHL’s obligations based solely on this Agreement; (iii) any such judgment and/or order will be deemed to be on the merits in all respects for purposes of the law of India (or any state, province or other jurisdiction thereof); and (iv) neither PHL nor any Affiliate thereof will take any position in any court in India to the effect that such judgment or order is not enforceable in India or any state, province or jurisdiction thereof under any applicable law or decision. If the Company is required to enforce a judgment in India, PHL, Parent and PH Sub agree, jointly and severally, to reimburse the Company for all fees, expenses and costs incurred in connection therewith, including but not limited to the Company’s reasonable attorneys’ and experts’ fees and expenses.
          SECTION 9.04 Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
          SECTION 9.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent, PHL or PH Sub:	Piramal Enterprises Ltd. D-Mart Bldg, Mulund Goregaon Link Road Mulund (West) Mumbai 400080 Attention: Madhu Nair Facsimile: 91-22-3953-6940

with a copy to:	Waller Lansden Dortch & Davis, LLP Nashville City Center 511 Union Street, Suite 2700 Nashville, Tennessee 37219 Attention: L. Hunter Rost, Jr., Esq. J. William Morrow, Esq. Facsimile: (615) 244-6804

if to the Company:	Minrad International, Inc. 50 Cobham Drive Orchard Park, NY 14127 Attention: Charles Trego David DiGiacinto Facsimile: (716) 855-1068

With a copy to:	Hodgson Russ LLP 140 Pearl Street Suite 100

Buffalo, NY 14202 Attention: Robert B. Fleming, Jr., Esq. Janet N. Gabel, Esq. Facsimile: (716) 849-0349
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          SECTION 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principles thereof that would result in the application of the law of another jurisdiction.
          SECTION 9.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          SECTION 9.08 Parties in Interest; PHL Obligations.
          (a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.05 (which is intended to be for the benefit of the Indemnified Persons referred to therein, and may be enforced by any such Indemnified Persons).
          (b) PHL agrees that, for purposes of Sections 3.02, 3.06, 6.12, 8.03, 8.04, 8.05 and Article IX (the “Relevant Clauses”), PHL is a party to this Agreement having the same obligations under the Relevant Clauses as Parent and/or PH Sub have thereunder, and that, in the event that Parent and/or PH Sub fail to perform any obligation under or to comply with any of the Relevant Clauses, the Company will have the same rights and remedies against PHL with respect to such failure to perform or comply with the Relevant Clauses as the Company has against Parent or PH Sub for failure to perform or comply with the Relevant Clauses.
          SECTION 9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
          SECTION 9.10 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;
          (b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;
          (c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

          (d) “hereby” shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;
          (e) “including” shall be deemed to be followed by the phrase “without limitation”;
          (f) “Lien” means any lien, mortgage, pledge, encumbrance, condition, restriction, lease, license, security interest or deed of trust.
          (g) “Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance or condition (each an “Effect”) that, taken individually or in the aggregate, has had or is reasonably likely to (i) have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (ii) impair the ability of the parties to consummate the Merger in accordance with the terms hereof or materially delay such consummation, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect:
               (i) any change in the Company’s stock price or trading volume, or any failure by the Company or any of its Subsidiaries to meet published or internal revenue or earnings projections;
               (ii) any Effect that results from changes affecting the Company’s or any of its Subsidiaries’ industry generally or the United States economy generally;
               (iii) any Effect that results from changes affecting general worldwide economic or capital market conditions;
               (iv) any Effect resulting from any change in any rule, regulation or other legal requirement under the authority of NYSE Alternext after the date hereof;
               (v) any Effect resulting from the delisting of the Company’s shares from AMEX;
               (vi) any Effect resulting from compliance with the terms and conditions of this Agreement, the Loan Documents or the Note Purchase Agreements;
               (vii) any Effect caused by an impact to the Company’s or any of its Subsidiaries’ relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Merger, or the transactions contemplated by this Agreement or any of the Loan Documents or the Note Purchase Agreements;
               (vii) any Effect resulting from the Company’s or any of its Subsidiaries’ insufficient cash position for operations or inability to access additional capital or financing resources.
          (h) “Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements and (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of law.

          (i) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;
          (j) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity;
          (k) “to the Company’s knowledge” shall mean the actual knowledge possessed by David DiGiacinto, William H. Burns, Jr., Charles Trego, Dennis Goupil and Curtis Mancuso, or such knowledge as an executive similarly situated would be expected to possess or discover, after reasonable inquiry, in the course of performing his or her duties.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

PIRAMAL HEALTHCARE, INC.
By:	/s/ Rajesh Laddha
	Name:	Rajesh Laddha
	Title:	Treasurer

MAYFLOWER ACQUISITION CORP.
By:	/s/ Murari Rajan
	Name:	Murari Rajan
	Title:	President

MINRAD INTERNATIONAL, INC.
By:	/s/ David DiGiacinto
	Name:	David DiGiacinto
	Title:	President and Chief Operation Officer

Solely with respect to the obligations under Sections 3.02, 3.06, 6.12, 8.03, 8.04, 8.05 and, to the extent applicable, Article IX,

PIRAMAL HEALTHCARE LIMITED
By:	/s/ N. Santhanam
	Name:	N. Santhanam
	Title:	Chief Operating Officer

DISCLOSURE LETTER TO
AGREEMENT AND PLAN OF MERGER
dated as of December, 22 2008
by and among
PIRAMAL HEALTHCARE, INC.
MAYFLOWER ACQUISITION CORP.
PIRAMAL HEALTHCARE LTD.
and
MINRAD INTERNATIONAL, INC.

SECTION 4.01
ORGANIZATION AND QUALIFICATION
SECTION 4.02
CAPITALIZATION
SECTION 4.04
CONSENTS AND APPROVALS; NO VIOLATION
SECTION 4.05
REPORTS; FINANCIAL STATEMENTS
SECTION 4.06
ABSENCE OF CERTAIN CHANGES
SECTION 4.09
EMPLOYEE BENEFIT MATTERS
SECTION 4.10
LITIGATION
SECTION 4.11
TAX MATTERS
SECTION 4.13
ENVIRONMENTAL MATTERS
SECTION 4.14
INTELLECTUAL PROPERTY
SECTION 4.15
REAL PROPERTY; PROPERTIES AND ASSETS
SECTION 4.16
MATERIAL CONTRACTS
SECTION 4.19
REGULATORY

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